Exhibit 99.4

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF AARON’S INTERMEDIATE HOLDCO, INC.

The following discussion and analysis of the financial condition and results of operations (this “MD&A”) of The Aaron’s Company (for purposes of this MD&A, “The Aaron’s Company”, the “Company,” “we,” “us” and “our”) should be read in conjunction with The Aaron’s Intermediate Holdco, Inc and Subsidiaries unaudited Condensed Consolidated Financial Statements as of and for the six months ended June 30, 2026 and 2025, including the notes to those statements, appearing elsewhere in the consolidated financial statements included as Exhibit 99.3 to this Current Report on Form 8-K/A. This MD&A should also be read together with the section entitled “Summary Historical Financial Information of The Aaron’s Company” and the pro forma financial information as of June 30, 2026 and for the six months ended June 30, 2025 (as defined below) included as Exhibit 99.5 to this Current Report on Form 8-K/A. See“Unaudited Pro Forma Condensed Financial Information.” This MD&A contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under the heading “Risk Factors.” in the Registration Statement on Form S-4 filed on June 18, 2026 (the “Form S-4”). Actual results may differ materially from those contained in any forward-looking statements as described under the heading “Cautionary Note Regarding Forward-Looking Statements” in the Form S-4.

Business Overview

Aaron's Intermediate Holdco, Inc., (the "Company"), a Delaware corporation and wholly owned subsidiary of IQV Holdco, LLC, a Delaware limited liability company ("IQV", or "IQV Holdco"), wholly owns The Aaron's Company, Inc. ("The Aaron's Company"), a leading, technology-enabled, omnichannel provider of lease-to-own ("LTO") and retail purchase solutions of furniture, electronics, appliances, and other home goods across its brands: Aaron's, BrandsMart U.S.A. ("BrandsMart"), and BrandsMart Leasing.

Aaron's and BrandsMart Leasing (collectively referred to as the "Aaron's Business") provides consumers with LTO and retail purchase solutions through the Company's Aaron's stores in the United States and Canada and the aarons.com e-commerce platform. Aaron's also supports franchisees of its Aaron's stores. BrandsMart Leasing offers LTO solutions to BrandsMart customers.

BrandsMart is a leading appliance and consumer electronics retailer in the southeast United States and one of the largest appliance retailers in the country with stores in Florida and Georgia and a growing e-commerce presence on brandsmartusa.com and other internet marketplaces.

On December 11, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Katapult Holdings, Inc., Katapult Merger Sub 1, Inc., a Delaware corporation and wholly-owned indirect subsidiary of Katapult (“Merger Sub 1”), Katapult Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned indirect subsidiary of Katapult (“Merger Sub 2”), CCF Holdings LLC, a Delaware limited liability company (“CCFI”). The transaction (the “Mergers”) closed on August 11, 2026.

Basis of Presentation

The accompanying condensed consolidated financial statements as of and for the six months ended June 30, 2026, and the comparable prior-year period, reflect the financial position, results of operations, and cash flows of the Company and its wholly owned subsidiaries, with intercompany balances and transactions eliminated, and have been prepared in accordance with U.S. GAAP. On June 16, 2024, the Company entered into an Agreement and Plan of Merger pursuant to which IQVentures Holdings, LLC acquired The Aaron’s Company; the transaction was approved by shareholders on September 25, 2024, and closed on October 3, 2024, at which time the Company became a wholly owned subsidiary of IQVentures Holdings, LLC, followed by a transfer of all equity interests to IQV Holdco (collectively, the “Go Private Transaction”). The Company elected pushdown accounting and applies the IQV's basis of accounting, reflecting the fair value of the Company’s assets and liabilities as of the Go Private Transaction date, unless otherwise required by U.S. GAAP.

The preparation of the Company's condensed consolidated financial statements in conformity with U.S. GAAP for interim financial information requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

The accompanying unaudited condensed consolidated financial statements do not include all information required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair statement have been included in the accompanying unaudited condensed consolidated financial statements. These financial statements should be read in conjunction with the financial statements and notes thereto included in the 2025 audited consolidated financial statements. The results of operations for the six months ended June 30, 2026 are not necessarily indicative of operating results that may be achieved for an other interim period or for the full year.

Macroeconomic and Business Environment

We continue to actively monitor the effects of a challenging macroeconomic environment—including inflation, elevated interest rates, moderated consumer demand, and evolving tax and immigration policies—on our business. These conditions have contributed to a higher cost of living relative to prior years, which we believe has disproportionately affected our customers, weighed on consumer confidence within our customer base, and moderated demand for our offerings. We expect these market dynamics may persist and could continue to pressure our business in the near term.

At the same time, the impact of these headwinds is expected to be partially offset by continued execution of the Company’s strategic initiatives, including the Operational Efficiency and Optimization Restructuring Program initiated in 2022. The Company has realized benefits from actions taken to date. The program remains ongoing, and additional benefits and related charges may be incurred as further cost optimization initiatives are implemented. The timing and magnitude of any future charges are not currently estimable and will depend on various factors, including the scope and cadence of future optimization efforts.

Our financial results are also moderately affected by seasonal changes. At the Aaron’s Business, the first quarter of each year generally has higher revenues as our customers more frequently exercise the early purchase option on their existing lease agreement or purchase merchandise during the first quarter of the year. At BrandsMart, the fourth quarter typically represents the highest quarterly revenues due to the holiday shopping season. Due to the seasonality of our businesses, results for any quarter or period are not necessarily indicative of the results that may be achieved for a full fiscal year. For additional information related to the seasonality of our businesses, see “The Aaron’s Company Business–Seasonality” above.

Strategic Priorities

Our management team is committed to executing against the following strategic priorities to further transform and grow the overall business:

•	Grow the Aaron’s Business Lease Portfolio Size – We are focused on expanding the size and value of the Aaron’s Business lease portfolio through a multi-faceted approach. Initiatives include increasing customer traffic to our stores and digital channels, refining our underwriting processes to ensure quality and efficiency, and deploying targeted retention programs to reduce churn. By optimizing these key factors, we aim to drive sustainable lease growth, enhance customer lifetime value, and further differentiate the Aaron’s Business in the marketplace.

•	Expand E-commerce Channels at both the Aaron’s Business and BrandsMart – Recognizing the evolving preferences of today’s consumer, we continue to invest in and expand our e-commerce capabilities across both the Aaron’s Business and BrandsMart. Efforts are underway to enhance the digital shopping experience by improving website navigation, streamlining the checkout process, and broadening our product assortment online. Management expects these initiatives to increase conversion rates, expand our customer base, and support incremental revenue growth in our omnichannel platforms.

•	Franchise Expansion – We see compelling opportunities for further growth by continuing to expand the Aaron’s Business footprint through franchise development. Our strategy encompasses supporting our current franchisees with new growth opportunities, as well as attracting new franchise partners in both existing and untapped markets. By leveraging our established brand, proven operating model, and robust support infrastructure, we intend to accelerate our franchise network expansion and bring our value proposition to more customers across diverse geographies.

•	Expense Management – We remain vigilant in our approach to cost optimization and expense management as a key driver of profitability. The management team is executing diligent cost control processes across all facets of the business to streamline operations and maintain an efficient expense structure. Through ongoing review of operating expenses, sourcing initiatives, and organizational efficiencies, we aim to enhance our operating margins while preserving investments in growth and innovation.

Highlights

The following summarizes significant highlights for the six months ended June 30, 2026 and 2025:

For the six months ended June 30, 2026:

•	Consolidated revenues were $986.0 million.

•	E-commerce revenues for the Aaron’s Business, excluding BrandsMart Leasing, was 36.8% of lease revenues.

•	E-commerce product revenues for BrandsMart were 15.0% of total product revenues.

•	Loss before income taxes were $31.2 million.

•	The lease portfolio size, excluding BrandsMart Leasing, ended the period at $113.6 million.

For the six months ended June 30, 2025:

•	Consolidated revenues were $1.0 billion.

•	E-commerce revenues for the Aaron’s Business, excluding BrandsMart Leasing, were 30.9% of lease revenues.

•	E-commerce product revenues for BrandsMart were 7.6% of total product revenues.

•	Loss before income taxes were $20.1 million.

•	The lease portfolio size, excluding BrandsMart Leasing, ended the period at $119.9 million.

Key Metrics

The following table presents store count by ownership type:

	As of June 30,
	2026	2025
Company-operated Aaron's Stores[1]
Company-operated Aaron's Stores Open at January, 1	952	974
Closed, Sold or Merged	(7)	(12)
Company-operated Aaron's Stores Open at June, 30	945	962
Franchised Aaron's Stores
Franchised Aaron’s stores open at January 1,	228	228
Closed, Sold or Merged	(6)	(1)
Franchised Aaron's Stores Open at June, 30	222	227
BrandsMart Stores[2]
BrandsMart stores open at January 1,	11	12
Closed, Sold or Merged	—	—
BrandsMart Stores Open at June, 30	11	12

1The typical layout for a Company-operated Aaron's store is a combination of showroom, customer service and warehouse space, generally comprising 6,000 to 15,000 square feet. Certain corporate-operated Aaron's stores consist solely of a showroom.

2BrandsMart stores average approximately 96,000 square feet.

Aaron's Business

Lease Portfolio Size. Our lease portfolio size for the Aaron’s Business, excluding BrandsMart Leasing, represents the total balance of collectible lease payments for the next month derived from our aggregate outstanding customer lease agreements at a point in time. Lease portfolio size provides management insight into expected future collectible lease payments. The Aaron’s Company ended the six months ended June 30, 2026 and 2025 with a lease portfolio size for all corporate-operated Aaron’s stores of $113.6 million and $119.9 million, respectively.

Same-Store Revenues. We believe that changes in same store revenues, excluding BrandsMart Leasing, are a key performance indicator for the Aaron’s Business, as it provides management insight into our ability to collect customer payments, including contractually due payments and early purchase options exercised by our current customers. Additionally, this indicator allows management to gain insight into the Aaron’s Business’ success in writing new leases into and retaining current customers within our customer lease portfolio. This is calculated for all stores open for the entire 18-month period preceding the end of each reported period, excluding stores that received lease agreements from other acquired, closed or merged stores.

Same store revenues increased year-over year by 1.5% for the six months ended June 30, 2026.

BrandsMart

Comparable Sales. We believe that change in comparable sales is a key performance indicator for BrandsMart as it provides management insight into the performance of existing stores and e-commerce business by measuring the change in sales for a particular period over the prior period. Comparable sales includes retail sales generated at BrandsMart stores (including retail sales to BrandsMart Leasing), e-commerce sales initiated on the website, warranty revenue, gift card breakage, and sales of merchandise to wholesalers and dealers, as applicable. Comparable sales excludes service center related revenues.

For the six months ended June 30, 2026, BrandsMart comparable sales decreased year-over-year by 10.2%.

Key Components of (Loss) Earnings Before Income Taxes

For the six months ended June 30, 2026 and the comparable prior year period, some of the key revenue, cost and expense items that affected loss before income taxes were as follows:

Revenues. We separate our total revenues into four components: (a) lease revenues and fees; (b) retail sales; (c) non-retail sales; and (d) franchise royalties and other revenues.

Lease revenues and fees primarily include all revenues derived from lease agreements at both our Aaron’s and BrandsMart Leasing brands and fees from our Aaron’s Club program and Aaron’s Protection Plus (“Aaron’s Protection+”). Lease revenues and fees are recorded net of a provision for uncollectible accounts receivable related to lease renewal payments from lease agreements with customers. Retail sales primarily include the sale of merchandise inventories from our BrandsMart operations and the related warranty revenues, as well as the sale of both new and pre-leased merchandise from our corporate-operated Aaron’s stores. Non-retail sales primarily represent new merchandise sales to our Aaron’s franchisees. Franchise royalties and other revenues primarily represent fees from the sale of franchise rights and royalty payments from franchisees, as well as other related income from our franchised stores. Franchise royalties and other revenues also include revenues from leasing corporate-owned real estate properties to unrelated third parties, as well as other miscellaneous revenues.

Depreciation of Lease Merchandise and Other Lease Revenue Costs. Depreciation of lease merchandise and other lease revenue costs is comprised of the depreciation expense associated with depreciating merchandise held for lease and leased to customers by our corporate-operated Aaron’s stores, aarons.com and BrandsMart Leasing, as well as the costs associated with the Aaron’s Club program.

Retail Cost of Sales. Retail cost of sales includes cost of merchandise inventories sold through our BrandsMart stores and the depreciated cost of merchandise sold through our corporate-operated Aaron’s stores.

Non-Retail Cost of Sales. Non-retail cost of sales primarily represents the cost of merchandise sold to our Aaron’s franchisees.

Personnel Costs. Personnel costs represents total compensation costs incurred for services provided by team members of the Aaron’s Company with the exception of compensation costs that are eligible for capitalization.

Other Operating Expenses, Net. Other operating expenses, net include occupancy costs (including rent expense, store maintenance and depreciation expense related to non-manufacturing facilities), shipping and handling, advertising and marketing, intangible asset amortization expense, professional services expense, bank and credit card related fees and other miscellaneous expenses. Other operating expenses, net also includes gains or losses on sales of Corporate-operated stores and delivery vehicles, fair value adjustments on assets held for sale and gains or losses on other transactions involving property, plant and equipment. Other operating expenses, net excludes costs that have been capitalized or that are a component of the Aaron’s Company’s restructuring programs.

Provision for Lease Merchandise Write-offs. Provision for lease merchandise write-offs represents charges incurred related to estimated and actual lease merchandise write-offs.

Restructuring Expenses, Net. Restructuring expenses, net are comprised principally of closed store operating lease right-of-use asset impairment and operating lease charges, fixed asset impairment charges, professional advisory fees, and expenses related to workforce reductions. Refer to Note 6 of the accompanying Condensed Consolidated financial statements included as Exhibit 99.3 to this Current Report on Form 8-K/A for further discussion of restructuring expenses, net.

Acquisition-Related Costs. For the six months ended June 30, 2026, acquisition-related costs primarily represent third-party consulting and legal expenses.

Interest Expense. Interest expense consists primarily of interest on the Aaron’s Company’s fixed and variable rate borrowings as well as the amortization of debt issuance costs.

Other Non-Operating Income (Expense), Net. Other non-operating income (expense), net includes the impact of foreign currency remeasurement, as well as gains and losses resulting from changes in the cash surrender value of Company-owned life insurance related to the Aaron’s Company’s deferred compensation plan. This activity also includes earnings on cash and cash equivalent investments.

Consolidated Results of Operations – Six Months Ended June 30, 2026 and 2025

	Six Months Ended June 30,
(In Thousands)	2026	2025
REVENUES
Lease Revenues and Fees	$691,871	$683,553
Retail Sales	247,558	276,719
Non-Retail Sales	34,041	37,679
Franchise Royalties and Other Revenues	12,526	11,941
	985,996	1,009,892
COSTS OF REVENUES
Depreciation of Lease Merchandise and Other Lease Revenue Costs	230,206	227,846
Retail Cost of Sales	185,814	214,637
Non-Retail Cost of Sales	27,535	30,505
	443,555	472,988
GROSS PROFIT	542,441	536,904
OPERATING EXPENSES
Personnel Costs	223,220	241,908
Other Operating Expenses, Net	234,501	221,721
Provision for Lease Merchandise Write-Offs	44,971	29,219
Restructuring Expenses, Net	3,921	5,887
Acquisition-Related Costs	7,628	5,085
	514,241	503,820
OPERATING PROFIT	28,200	33,084
Interest Expense	(59,758)	(53,462)
Other Non-Operating Income, Net	361	277
LOSS BEFORE INCOME TAXES	(31,197)	(20,101)
INCOME TAX BENEFIT	(7,200)	(9,580)
NET LOSS	$(23,997)	$(10,521)

Revenues

Total consolidated revenues were $986.0 million and $1,009.9 million during the six months ended June 30, 2026 and 2025, respectively. The decrease was driven by a 10.2% year-over-year decline in comparable sales at BrandsMart, partially offset by a 1.5% year-over-year increase in same-store revenues at the Aaron's Business.

Gross Profit

Consolidated gross profit increased $5.5 million to $542.4 million for the six months ended June 30, 2026 from $536.9 million in the prior year period, and gross margin improved to 55.0% from 53.2%. The improvement was driven by strategic inventory initiatives, partially offset by the same factors affecting revenue.

As a percentage of total consolidated revenues, consolidated gross profit was 55.0% and 53.2% during the six months ended June 30, 2026 and 2025, respectively.

Operating Expenses

Personnel Costs. Personnel costs decreased $18.7 million, or 7.7%, to $223.2 million for the six months ended June 30, 2026 from $241.9 million in the prior year period, primarily reflecting the optimization of store support and operational oversight functions initiated in 2025 at BrandsMart, lower store-based incentive compensation at the Aaron's Business, and lower benefit costs at both businesses.

Other Operating Expenses, Net. Information about certain significant components of other operating expenses, net for the consolidated Company is as follows:

	Six Months Ended June 30,		Change
(In Thousands)	2026	2025	$	%
Occupancy Costs	$102,256	$103,711	$(1,455)	(1.4)%
Shipping and Handling	30,740	27,076	3,664	13.5
Advertising Costs	23,792	18,331	5,461	29.8
Bank and Credit Card Related Fees	15,808	16,339	(531)	(3.2)
Professional Services	6,534	6,150	384	6.2
Gains on Dispositions of Store-Related Assets, net	(717)	(1,709)	992	58.0
Other Miscellaneous Expenses, net	56,088	51,823	4,265	8.2
Other Operating Expenses, net	$234,501	$221,721	$12,780	5.8%

As a percentage of total revenues, other operating expenses, net was 23.8% and 22.0% for the six months ended June 30, 2026 and 2025, respectively.

Shipping and handling costs were $30.7 million and $27.1 million for the six months ended June 30, 2026 and 2025, respectively. The increase during the six months ended June 30, 2026 was driven primarily by higher vehicle maintenance, depreciation, and fuel costs due to increased gas prices, partially offset by lower merchandise delivery and return volumes at the Aaron's Business.

Advertising costs amounted to $23.8 million and $18.3 million during the six months ended June 30, 2026 and 2025, respectively. Advertising costs in the six months ended June 30, 2026 increased due to higher planned spend at BrandsMart and lower application of vendor credits to offset advertising spend at both businesses.

Other miscellaneous expenses, net primarily represent the depreciation of IT-related property, plant and equipment, software licensing expenses, franchisee-related reserves, and other expenses. The increase in this category during the six months ended June 30, 2026 compared to the same period in 2025 was primarily driven by higher software licensing fees, insurance costs and depreciation.

Provision for Lease Merchandise Write-Offs. The provision for lease merchandise write-offs as a percentage of lease revenues and fees was 6.5% and 4.3% for the six months ended June 30, 2026 and 2025, respectively. The fair value revaluation of lease merchandise inventory assets during the Go Private Transaction Purchase Price Allocation process resulted in lower write-offs for the six months ended June 30, 2025 compared to six months ended June 30, 2026.

Restructuring Expenses, Net. Restructuring activity for the six months ended June 30, 2026 and 2025, resulted in expenses of $3.9 million and $5.9 million, respectively. Restructuring activity in the six months ended June 30, 2026 was primarily driven by operating lease charges related to BrandsMart locations identified for closure and severance costs. For the prior year period, restructuring expenses primarily comprised of $4.1 million of severance related to the optimization of store support and operational support functions, $3.7 million fixed asset impairment for corporate-operated Aaron’s stores identified for closure in the prior year period, and partially offset by the reversal of $(2.0) million of operating lease charges.

Acquisition-Related Costs. Acquisition-related costs recognized during the six months ended June 30, 2026 and 2025 were $7.6 million and $5.1 million, respectively, and primarily represent third-party consulting, banking and legal expenses related to the Mergers.

Operating Profit

Interest Expense. Interest expense incurred during the six months ended June 30, 2026 and 2025 was $59.8 million and $53.5 million respectively. Interest expense consists primarily of interest in the Aaron’s Company’s fixed and variable rate borrowings as well as the amortization of debt issuance costs.

Other Non-Operating Income (Expense), Net. Other non-operating income (expense), net includes (a) net gains and losses resulting from changes in the cash surrender value of Company-owned life insurance related to the Aaron’s Company’s deferred compensation plan; (b) the impact of foreign currency remeasurement; and (c) earnings on cash and cash equivalent investments. The changes in the cash surrender value of Company-owned life insurance resulted in net gains of $0.4 million and $0.3 million during the six months ended June 30, 2026 and 2025, respectively.

Income Tax Benefit

The Aaron’s Company recorded net income tax benefits of $7.2 million and $9.6 million during the six months ended June 30, 2026 and 2025, respectively. The effective tax rate was 23.1% and 47.7% for the six months ended June 30, 2026 and 2025, respectively.

The net income tax benefit recognized during the six months ended June 30, 2026 was primarily due to a loss before income taxes of $31.2 million and the impact of a deferred income tax benefit of $3.3 million related to a reduction in the valuation allowance and the impact of permanent differences, including transaction costs, on the annual effective tax rate. The net income tax benefit recognized during the six months ended June 30, 2025 was primarily due to a loss before income taxes of $20.1 million and the impact of a deferred income tax benefit of $4.3 million related to a reduction in the valuation allowance.

In July 2025, the One Big Beautiful Bill Act was enacted, which includes changes to U.S. federal income tax provisions, some of which became effective for tax years beginning after December 31, 2025. The legislation did not have a material impact on the Company’s consolidated financial statements for the six months ended June 30, 2026.

Overview of Financial Position

The primary changes in the consolidated balance sheet from December 31, 2025 to June 30, 2026 include:

•	Cash and cash equivalents increased $47.5 million to $112.4 million in June 30, 2026. For additional information, refer to the "Liquidity and Capital Resources" section below.

•	Property, Plant and Equipment increased by $3.1 million to $143.7 million in June 30, 2026.

•	Debt increased $32.0 million primarily due to the refinancing of the Inventory ABL completed on April 30, 2026, which provided the Company with access to additional funding. Refer to the "Liquidity and Capital Resources" section below for further details regarding the Company's financing arrangements.

Liquidity and Capital Resources

General

Our primary uses of capital have historically consisted of (a) buying merchandise; (b) personnel expenditures; (c) purchases of property, plant and equipment, including leasehold improvements for our new store concept and operating model; (d) expenditures related to corporate operating activities; (e) income tax payments; and (f) expenditures for acquisitions.

Over the next 12 months, and thereafter, we expect to finance our primary capital requirements through cash flows from operations, and as necessary, borrowings under our Master Loan and Security Agreement, Term Loan Agreement, Inventory ABL, and Overadvance Facility (each as defined below). These facilities provide a $475.0 million master loan (the “Master Loan and Security Agreement”), a $128.3 million term loan (the “Term Loan Agreement”), $120.0 million credit agreement (the “Inventory ABL”) and $65 million master loan and security agreement (the “Overadvance Facility”).

As of June 30, 2026, the Aaron’s Company had $112.4 million of cash and $20.0 million of availability under its credit facilities, including $5.0 million under a swingline, which is further described in Note 4 to the accompanying consolidated financial statements included as Exhibit 99.3 to this Current Report on Form 8-K/A.

Cash Provided by (Used in) Operating Activities

Cash provided by operating activities was $67.2 million during the six months ended June 30, 2026. Cash used in operating activities was $40.6 million during the six months ended June 30, 2025. The improvement in cash provided by operating activities was primarily driven by inventory efficiencies at both businesses.

Cash (Used in) Provided by Investing Activities

Cash used in investing activities was $13.6 million during the six months ended June 30, 2026. Cash provided by investing activities was $1.0 million during the six months ended June 30, 2025. The change in Cash (Used in) Provided by Investing Activities was primarily driven by the inclusion of $16.6 million of proceeds from the sale of the Woodhaven Furniture Industries business and a corporate aircraft in 2025 as well as an $8.3 million reduction in capital expenditures in 2026.

Cash Used in Financing Activities

Cash used in financing activities was $6.0 million and $11.1 million during the six months ended June 30, 2026 and 2025, respectively. The decrease in cash used in financing activities was primarily driven by an increase in net borrowing in 2026 compared to the same period of 2025.

Debt Financing

As of June 30, 2026, the total available credit under the credit facilities was $20.0 million, which reflects borrowings of $398.9 million under the Master Loan and Security Agreement, $110.1 million of outstanding borrowings under the Term Loan Agreement, $87.1 million of outstanding borrowings under the Inventory ABL, and approximately $63.8 million under our Overadvance Facility.

In the event the Aaron’s Company is unable to meet its debt service payments or otherwise experiences an event of default, the Aaron’s Company would be unconditionally liable for the outstanding balances of the debt obligations under the Master Loan and Security Agreement, Term Loan Agreement, Inventory ABL and Overadvance Facility, which would be immediately due in full upon an event of default. Management believes the Company is in compliance with all covenants under the each of the Master Loan and Security Agreement, Term Loan Agreement, Inventory ABL, and Overadvance Facility as of June 30, 2026.

Master Loan and Security Agreement (Loan Facility)

As part of the Go Private Transaction, the Aaron’s Company entered into a Master Loan and Security Agreement at closing, providing a credit facility secured by lease agreements and related lease merchandise, with a maturity date of September 30, 2028. The facility was upsized to $475 million during the quarter ended June 30, 2025 to support growth in the Aaron’s lease portfolio.

Borrowings under the Master Loan and Security Agreement bear interest at a rate per annum as follows: (1) for Class A Advances, the greater of 6.5% and the Term SOFR plus the Class A applicable margin (4.5%); for Class A ABR Advances, the greater of 6.5% and the ABR plus the Class A applicable margin (4.5%); (2) for Class B-1 Advances, the greater of 11.0% and the Term SOFR plus the Class B-1 applicable margin (9.0%); for Class B-1 ABR Advances, the greater of 11.0% and the ABR plus the Class B-1 applicable margin (9.0%); (3) for Class B-2 Advances, the greater of 14.5% and the Term SOFR plus the Class B-2 applicable margin (12.5%); for Class B-2 ABR Advances, the greater of 14.5% and the ABR plus the Class B-2 applicable margin (12.5%); and (4) for Class C Advances, the greater of 16.75% and the Term SOFR plus the Class C applicable margin (14.75%); for Class C ABR Advances, the greater of 16.75% and the ABR plus the Class C applicable margin (14.75%). The effective interest rate of the Loan Facility was 13.16% at June 30, 2026.

As of June 30, 2026, $398.9 million was outstanding under the Master Loan and Security Agreement.

Term Loan Agreement (Term Loan)

As part of the Go Private Transaction, the Company entered into a $125.0 million term loan agreement (the “Term Loan”) at closing, secured by the Company’s assets and interests not pledged on a first-lien basis, with a maturity date of October 2, 2029.

In connection with the Term Loan Agreement, IQV Holdco issued Warrants to certain lenders under the Term Loan ("Warrant Holders"). The Warrants have a 10-year exercise period and are exercisable into Class W Units of Holdco, LLC (the “Class W Units”) at the option of the Warrant Holder. The Warrants had a fair value of $1.7 million when issued. While the Company is not party to the Warrants arrangements, the Warrants were issued as an inducement to the Warrant Holders.

Management determined this inducement represented a financing cost of obtaining the Term Loan. The Company recorded the fair value of the Warrants as a reduction of the Term Loan carrying value with an offset to additional paid in capital.

On July 30, 2025, the Company executed the first amendment to the Term Loan to increase the delay draw term loan maximum commitment by $3.3 million, from $35.0 million to $38.3 million. On October 23, 2025, the Company executed a second amendment to incorporate definitions related to the Merger Agreement.

Borrowings under the Term Loan Agreement bear interest at a fixed rate per annum of 16.50%. As of June 30, 2026, $110.1 million was outstanding under the Term Loan Agreement.

Credit Agreement (Inventory ABL)

As part of the Go Private Transaction, the Company entered into the Inventory ABL credit facility at closing, secured by merchandise inventory at its BrandsMart and Aaron’s locations, with a maturity date of October 1, 2027.

On December 31, 2024, the Company executed the first amendment to the Inventory ABL to update excess cash requirements. On June 13, 2025, the Company executed a second amendment to update permitted specified dividend definitions and related schedules. On December 11, 2025, the Company executed a third amendment to update loan termination triggers and related termination fees. The Company capitalized $1.2 million of fees associated with this amendment.

On April 2, 2026, the Company entered into a second amended and restated fee letter related to its Inventory ABL Facility, which increased certain fees applicable to prepayments, terminations, or refinancing through May 1, 2026. Fees of $4.8 million associated with the amendment were capitalized.

On April 30, 2026, the Company amended and restated its Inventory ABL Facility, replacing the lender syndicate, increasing total commitments to $122.0 million, and extending the maturity date to September 30, 2028 (the “New Inventory ABL”). Proceeds from the New Inventory ABL were used to repay the existing facility in full. The transaction was accounted for as a debt extinguishment under ASC 470. Accordingly, the Company recognized a $7.5 million loss on extinguishment of debt, consisting of $1.4 million of extinguishment fees paid to the lender and the write-off of $6.1 million of unamortized debt issuance costs, which was recorded in interest expense in the accompanying condensed consolidated statements of loss. In connection with the refinancing, the Company capitalized $3.1 million of new debt issuance costs which are being amortized over the term of the facility.

Borrowings under the New Inventory ABL bear interest at Term SOFR plus applicable margins ranging from 4.75% to 15.0%, depending on the loan class. The effective interest rate on outstanding borrowings was 13.17% as of June 30, 2026.

As of June 30, 2026, $87.1 million was outstanding under the New Inventory ABL.

Master Loan and Security Agreement (Overadvance Facility)

As part of the Go Private Transaction, the Company entered into an Overadvance Facility at closing, secured by a second lien on the Company’s leases and lease merchandise securing the Master Loan and Security Agreement.

The Company executed multiple amendments to the Overadvance Facility during 2025 and early 2026. In October 2025, the first amendment incorporated Merger Agreement–related definitions. In November 2025, the commitment was increased from $40 million to $55 million, followed by a December 2025 amendment updating the repayment waterfall. In January 2026, the Company executed a fourth amendment increasing the commitment from $55 million to $65 million; no fees were incurred.

The Overadvance Facility has a maturity date of September 30, 2028.

Borrowings under the Overadvance Facility bear interest at a rate per annum as follows: (1) for Class A Advances, the greater of 16.8% and the Term SOFR plus the Class A applicable margin (14.8%); for Class A ABR Advances, the greater of 16.8% and the ABR plus the Class A applicable margin (14.8%); (2) for Class B Advances, the greater of 16.8% and the Term SOFR plus the Class B applicable margin (14.8%); for Class B ABR Advances, the greater of 16.8% and the ABR plus the Class B applicable margin (14.8%). The effective interest rate of the Overadvance Facility was 18.49% at June 30, 2026.

As of June 30, 2026, $63.8 million was outstanding under the Overadvance Facility.

The Company also maintains a separate swingline credit facility that provides for short-term borrowings, with no outstanding balance as of June 30, 2026. Refer to Note 4 of the accompanying financial statements included as Exhibit 99.3 to this Current Report on Form 8-K/A for additional information on indebtedness.

Financial Covenants

The Loan Facility, Overadvance Facility, and Term Loan contain customary financial covenants including (a) minimum Interest Coverage Ratio of 1.15 to 1.00, (b) maximum Leverage Ratio for each respective fiscal quarter as outlined in the agreement, (c) minimum liquidity of at least $30.0 million, and (d) minimum Tangible Asset Coverage Ratio of 1.15 to 1.00. In addition, the Term Loan contains an additional financial covenant for a minimum Portfolio Value of at least $310 million in merchandise book value on a rolling four month average at the end of each calendar month.

The Company is in compliance with its financial covenants as of June 30, 2026. If the Company were to fail to comply with these covenants, it would be in default under these agreements and all borrowings outstanding could become due immediately. Under the Loan Facility, the Company may pay cash dividends in any year so long as, after giving pro forma effect to the dividend payment, the Company maintains compliance with its financial covenants and no event of default has occurred or would result from the payment.

Commitments

Contractual Obligations and Commitments

As part of our ongoing operations, we enter into various arrangements that obligate us to make future payments, including debt agreements, operating leases, and other purchase obligations. The future cash commitments owed under these arrangements generally fluctuate in the normal course of business as we, for example, borrow on or pay down our revolving lines of credit, make scheduled payments on leases or purchase obligations, and renegotiate arrangements or enter into new arrangements. There were no material changes outside the normal course of business in our material cash commitments and contractual obligations from those reported as of December 31, 2025 in the consolidated financial statements included in the Form S-4.

Critical Accounting Estimates

Our critical accounting estimates are estimates made in accordance with U.S. generally accepted accounting principles (“GAAP”) that involve a significant level of management estimation and have had or are reasonably likely to have a material impact on our Condensed Consolidated financial statements. Accordingly, the actual results may differ materially from such estimates. For a discussion of the Company’s significant accounting policies and Purchase Accounting, see Notes 1 and 2 to the accompanying Condensed Consolidated financial statements included as Exhibit 99.3 to this Current Report on Form 8-K/A.

Insurance

We retain a substantial portion of the risk related to employee health, workers’ compensation and general liability claims. However, we maintain stop-loss coverage to limit the exposure related to certain insurance risks. We base our health insurance liability estimation trends in claim payment history, historical trends in claims incurred but not yet reported and other components such as expected increases in medical costs, projected premium costs and the number of plan participants.

Additionally, we base our estimates for workers’ compensation, general and product liability on an actuarial analysis performed by an independent third-party actuary. We review our insurance liability on a regular basis and adjust our accruals accordingly.

Changes in facts and circumstances may lead to a change in the estimated liability due to revisions of the estimated ultimate costs that affect our liability insurance coverage. Our liabilities could be significantly affected if actual results differ from our expectations or prior actuarial analyses.

Recent Accounting Pronouncements

Refer to Note 1 to the accompanying condensed consolidated financial statements included as Exhibit 99.3 to this Current Report on Form 8-K/A for a discussion of recently issued accounting pronouncements.